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                                    EX-99.B1
                Resolution of Board of Directors for the Company
              authorizing the establishment of the Separate Account



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                      FIRST VARIABLE LIFE INSURANCE COMPANY

                            Certificate of Secretary






I, Arnold R. Bergman, hereby depose and certify as follows:


1.       That I am the duly elected Secretary of First Variable Life Insurance
         Company;

2. That the following is a true and correct excerpt of a resolution duly adopted by the Board of Directors of First Variable Life Insurance Company on December 4, 1979:

         RESOLVED, that separate accounts of First Variable Life Insurance Company, to be known as designated by the President of the Corporation, be and the same are hereby established as of January 1, 1980, or as of such date thereafter as may be determined appropriate by the President, for the purpose of; holding separate from other funds and assets of the corporation premiums or other funds received from the sale of variable annuity contracts issued in connection with qualified pension and profit sharing plans or other clients acceptable to the President by First Variable Life Insurance Company and to hold the proceeds from investment of such funds; and all of such funds in the separate accounts shall be held and applied exclusively for the benefit of the holders or beneficiaries of those variable annuity contracts and shall not be chargeable with liabilities arising out of any other business of First Variable Life Insurance Company; and the President of the corporation be and the same is hereby authorized to take such action as he deems necessary to establish accounts and deposits for such separate accounts separate and apart from other assets of the Company; and such separate accounts shall be administered in accordance with the terms of variable annuity contracts issued in connection therewith and in accordance with rules and regulations established by the Company's Board of Directors to govern the operation of the separate accounts.

                                     * * * *





In Witness Whereof, I, the Secretary of said First Variable Life Insurance Company, has hereunto set my hand and affixed the seal of said insurer on this the 10th day of April, 1998.



              S E A L
                                     /s/Arnold R. Bergman
                                     --------------------
                                        Arnold R. Bergman, Secretary


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